SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report
(Date of earliest event reported) February 28, 2003
                                  -----------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
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(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
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  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------














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ITEM 5.  OTHER EVENTS

      On February 28, 2003, General Motors Corporation (GM) announced that it plans to contribute GMH stock to employee benefit plans and that it has amended their universal shelf registration to include GM Class H stock and other securities. The announcement is as follows:


GM Plans To Contribute GMH Stock To Employee Benefit Plans


      NEW YORK - General Motors Corp. (NYSE: GM, GMH) today announced plans to contribute approximately 150 million shares of GM Class H common stock to certain of its U.S. employee benefit plans.

      GM expects to make the contribution during the month of March. U.S. Trust Company of New York will serve as the independent trustee for the GM employee benefit plans that receive the contribution.

      Such a contribution would reduce operating expenses of GM associated with its benefit plans in calendar year 2003 and further strengthen GM's balance sheet.

      The contribution would increase the amount of GM Class H stock held by GM's employee benefit plans that is managed by U.S. Trust to approximately 330 million shares and reduce GM's retained economic interest in its wholly-owned Hughes Electronics subsidiary to approximately 20 percent from 30.7 percent.

      GM Class H stock is a common stock of General Motors designed to track the financial performance of Hughes. GM has previously issued Class H stock that represents an approximately 69.3 percent economic interest in Hughes.

      In this press release and related comments by General Motors management, our use of the words "expect," "anticipate," "estimate," "plan," and similar expressions is intended to identify forward looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ due to material changes in domestic securities markets and applicable law.

      Hughes, a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, is a unit of General Motors Corporation. The earnings of GM attributable to Hughes are used to calculate the earnings attributable to the GM Class H stock.

      General Motors, the world's largest vehicle manufacturer, designs, builds and markets cars and trucks worldwide and has been the global automotive sales leader since 1931. GM employs about 350,000 people around the world. More GM information can be found at www.gm.com.




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





GM Amends Universal Shelf Registration To Include GM Class H Stock, Other Securities

      NEW YORK - General Motors Corp. (NYSE: GM, GMH) today filed an amendment to its universal shelf registration statement with the Securities and Exchange Commission to increase the amount of securities covered to $10 billion from $5 billion, and to broaden the types of securities covered to include GM Class H common stock and other related securities.

      GM Class H stock is a common stock of General Motors designed to track the financial performance of its wholly-owned subsidiary, Hughes Electronics Corp. There are approximately 958 million shares of GM Class H common stock outstanding, representing an approximate 69.3 percent economic interest in Hughes.

      GM currently retains the remaining 30.7 percent economic interest in Hughes, although that is expected to be reduced to about 20 percent when GM completes a planned contribution in March of approximately 150 million shares of GM Class H stock to certain of its employee benefit plans, as announced separately today.

      These changes to the company's universal shelf registration are intended to provide GM additional financial flexibility in connection with its retained economic interest in Hughes. GM is actively evaluating a variety of strategic options that could reduce or eliminate GM's retained economic interest in Hughes, including:

      o  Transactions that involve strategic investors; and
      o Public offerings of GM Class H stock or related securities for cash or in exchange for outstanding GM debt obligations.

      GM's amended shelf registration statement does not cover any shares held by GM employee benefit plans or other third parties.

      No decisions have been made regarding which option or combination of options, if any, GM may pursue. Due to the numerous uncertainties involved in these matters, there can be no assurance that any offering or transaction will be announced or completed, or as to the time at which such an offering or transaction might be completed.

      This release does not constitute an offer of any securities for sale.

      In this press release and related comments by General Motors management, our use of the words "expect," "anticipate," "estimate," "forecast," "objective," "plan," "goal" and similar expressions is intended to identify forward looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to various important factors, including material changes in domestic securities markets, changes in economic conditions, and changes in laws, regulations and tax rates.

      Hughes, a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, is a unit of General Motors Corporation. The earnings of GM attributable to Hughes are used to calculate the earnings attributable to the GM Class H stock.

      General Motors, the world's largest vehicle manufacturer, designs, builds and markets cars and trucks worldwide and has been the global automotive sales leader since 1931. GM employs about 350,000 people around the world. More GM information can be found at www.gm.com.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    February 28, 2003
        -----------------
                                       By
                                            /s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)